Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by SBC Communications Inc. on Form S-8 for the SBC Savings Plan and other certain plans (No. 333-111026), Form S-8 for the Stock Savings Plan (Nos. 33-54291 and 333-34062), Form S-8 for the 1992 Stock Option Plan (No. 33-49855), Form S-8 for the 1995 Management Stock Option Plan (Nos. 333-49343 and 333-95887), Form S-8 for the 1996 Stock and Incentive Plan and the 2001 Incentive Plan (Nos. 333-30669 (1996 Plan only) and 333-54398), Form S-8 for the 2001 Stock Option Grant to Bargained-for and Certain Other Employees (No. 333-58332), Form S-8 for the SBC Stock Purchase and Deferral Plan and Cash Deferral Plan (No. 333-120894), Form S-8 for the SBC PAYSOP, Pacific Telesis Group Employee Stock Ownership Plan, and Tax Reduction Act Stock Ownership Plan (No. 333-99359), Form S-3 of SBC and the related Prospectuses (Nos. 333-105774 and 333-118476), and Form S-4 of SBC and the related Prospectus/Proxy Statement (No. 333-123283) of our report dated March 8, 2005 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of AT&T Corp. for the year ended December 31, 2004, which appears in the Current Report on Form 8-K of SBC Communications Inc. dated May 3, 2005.

By:	/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
May 3, 2005